Exhibit 99.1

INVESTOR and MEDIA CONTACT:

Kaveh Bakhtiari

847-484-4573

kaveh.bakhtiari@FBHS.com

FORTUNE BRANDS PRICES $600 MILLION BOND ISSUE

DEERFIELD, Ill. – Sept. 19, 2018 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, announced that today it priced a registered public offering of $600 million aggregate principal amount of 4.000% senior unsecured notes maturing in 2023. The Company intends to use the net proceeds from the notes offering to pay down its current revolving credit facility. The Company expects to close the offering on September 21, 2018, subject to customary closing conditions.

“Our solid business model, consistent cash flow and strong balance sheet have supported over a billion dollars of incremental capital deployment so far in 2018 and investment grade ratings from all three rating agencies,” said Patrick Hallinan, chief financial officer, Fortune Brands. “With debt secured at attractive rates, we have enhanced our capability to continue delivering incremental value to shareholders in the form of strategic acquisitions, opportunistic share repurchases and dividends.”

The senior unsecured notes offering is being made pursuant to an effective shelf registration statement (including a base prospectus) that the Company has on file with the Securities and Exchange Commission (“SEC”). The offering may be made only by means of a prospectus supplement and the base prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to the offering can be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attention: Prospectus Department, 200 North College Street, 3rd floor,, Charlotte, NC 28255-0001, or by calling 1-800-294-1322, or by emailing dg.prospectus_requests@baml.com; from J.P. Morgan Securities LLC, Attention: Investment Grade Syndicate Desk, 3rd Floor, 383 Madison Avenue, New York, NY 10179, or by facsimile at 212-834-6081; and from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, toll-free at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com. Electronic copies of the prospectus supplement and accompanying prospectus are also available on the SEC website at www.sec.gov.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that fulfill the dreams of homeowners and help people feel more secure. The Company’s operating segments are Plumbing, Cabinets and Doors & Security. Its trusted brands include Moen, Perrin & Rowe, Riobel, Rohl, Shaws and Victoria + Albert under the Global Plumbing Group (GPG); more than a dozen core brands under MasterBrand Cabinets; Therma-Tru entry door systems, Fiberon outdoor performance materials, and Master Lock and SentrySafe security products. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P 500 Index. For more information, please visit www.FBHS.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain “forward looking statements.” Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including but not limited to those factors described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission. This press release is for informational purposes only; is neither an offer to sell nor solicitation of an offer to purchase the notes; and does not constitute an offer or sale in any jurisdiction in which, or to any person to whom, such an offer or sale is unlawful. Any offer of the notes will only be made by means of a prospectus.

Source: Fortune Brands Home & Security, Inc.